Exhibit J

UNITED MEXICAN STATES

MEDIUM-TERM NOTES, SERIES A

DUE NINE MONTHS OR MORE

FROM DATE OF ISSUE

CALCULATION AGENCY AGREEMENT

This CALCULATION AGENCY AGREEMENT (this “Agreement”) dated as of May 6, 2015 is made by and between the United Mexican States (“Mexico”) and Deutsche Bank Trust Company Americas, a New York banking corporation (“DBTCA” or, in the capacity as calculation agent, the “Calculation Agent,” which term shall, unless the context otherwise requires, include its successors and assigns).

WHEREAS, Mexico has authorized the issuance of up to U.S. $110,000,000,000 aggregate principal amount, or the equivalent thereof in other currencies or currency units, of multiple series of its Global Medium-Term Notes, Series A, Due Nine Months or More from Date of Issue (the “Notes”);

WHEREAS, the Notes will be offered on a continuous basis by Mexico and distributed pursuant to the terms of a Selling Agency Agreement dated November 17, 2014 (the “Selling Agency Agreement”), among Mexico and the agents named therein (the “Agents”);

WHEREAS, the Notes will be issued pursuant to an Indenture, dated as of November 17, 2014 (as amended from time to time, the “Indenture”) between Mexico and DBTCA, as trustee (the “Trustee,” which term shall, unless the context otherwise requires, include its successors and assigns) and the Notes authorization certificate of Mexico dated November 17, 2014, and any other authorization certificates relating to the issuance of Notes executed from time to time thereafter (collectively, the “Authorization”); and

WHEREAS, Mexico desires to appoint DBTCA as Calculation Agent for purposes of calculating the interest rate and the amounts of interest payable in respect of any series of Mexico’s Notes bearing interest at a variable or floating rate (the “Floating Rate Notes”) calculated with reference to the Commercial Paper Rate, LIBOR, EURIBOR, the Federal Funds Rate, or any other rate available to the Calculation Agent in accordance with the terms and conditions of the Floating Rate Notes (collectively, the “Interest Rates”).

NOW, THEREFORE, it is hereby agreed between Mexico and the Calculation Agent as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the Indenture or in the terms and conditions of the Floating Rate Notes.

2. Appointment as Calculation Agent. In accordance with and subject to the terms and conditions stated herein, Mexico hereby appoints DBTCA as its Calculation Agent with respect to the Floating Rate Notes, and DBTCA hereby accepts such appointment. The Calculation Agent agrees to determine the interest rate and the amount of interest payable in respect of the Floating Rate Notes on each Interest Payment Date at the times and in the manner provided in the Floating Rate Notes and otherwise to perform the duties and obligations of the Calculation Agent for the Floating Rate Notes in accordance with, and subject to, the terms and conditions stated herein and in the terms and conditions of the Floating Rate Notes.

3. Calculations. The Calculation Agent shall exercise due care to determine the interest rate and the amount of interest payable in respect of the Floating Rate Notes and shall communicate the same to Mexico and the Trustee on each Interest Determination Date in accordance with the terms and conditions of the Floating Rate Notes. The Calculation Agent will, upon the written request of any registered holder of any Floating Rate Note on or after any Interest Determination Date provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to such Floating Rate Note.

The Calculation Agent will notify Mexico, the applicable Agents and the registered holders of the following information for each Interest Period: (a) the interest rate in effect; (b) the number of days in the Interest Period (c) the next Interest Payment Date; and (d) the amount of interest that Mexico will pay for a specified principal amount of Floating Rate Notes on that Interest Payment Date. In addition, in the case of any Floating Rate Notes listed on the Luxembourg Stock Exchange and if so directed by Mexico in writing, the Calculation Agent will send a notice to the Luxembourg Stock Exchange containing such information and, if so directed by Mexico in writing, will publish such information, at the direct expense of Mexico, in a newspaper of general circulation in Luxembourg (which is expected to be the Luxembourger Wort). The Calculation Agent will provide such information for any Interest Period by the first Business Day of each Interest Period, unless the terms if such series of Floating Rate Notes provide that the Calculation Agent will calculate the applicable interest rate on another date, in which case the Calculation Agent will provide such information by the first Business Day following such date. Notwithstanding the foregoing, the Calculation Agent shall have no liability or responsibility with respect to the form of any notice required to be given pursuant to this paragraph so long as such notice contains the information in (a), (b), (c) and (d) above.

If Mexico proposes to issue Floating Rate Notes whose interest rate will be determined on a basis or formula not expressly referred to in the preamble above, Mexico shall give description of such rate to the Calculation Agent. The Calculation Agent shall determine if it is able and willing to calculate such rate and upon its agreement in writing to do so the term “Interest Rates” shall be deemed to include the new rate. If the Calculation Agent notifies Mexico that it is not able or willing to calculate the new interest rate, or that it is only willing to do so on the basis of an increase of its fees not acceptable to Mexico, the Calculation Agent shall have no responsibility with respect to such new interest rate and Mexico shall appoint a different calculation agent to determine the new interest rate.

4. Term of Appointment. The agency created under this Agreement shall terminate two years and one day after the Stated Maturity Date of the applicable Floating Rate Note; provided that the Calculation Agent may at any time resign or be removed in accordance with Section 5 below.

5. Resignation; Removal; Successors. (a) Except as provided below, the Calculation Agent may at any time resign as Calculation Agent by giving written notice to Mexico of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not fewer than 60 days prior to said effective date unless Mexico agrees in writing to accept less notice. Except as provided below, the Calculation Agent hereunder may be removed by the filing with it of an instrument in writing signed by Mexico specifying such removal and the date when it shall become effective (such effective date being at least 10 days after said filing and not fewer than 5 days before the next Interest Payment Date or the Maturity Date or other date on which the principal amount of a Floating Rate Note is due).

(b) If at any time the Calculation Agent shall resign or be removed, or shall become incapable of acting or shall be adjudged bankrupt or insolvent, or an order is made or effective resolution is passed to wind up the Calculation Agent, or if the Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver or administrator of all or any substantial part of its property or other similar official, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or administrator of the Calculation Agent or of all or any substantial part of its property or other similar official shall be appointed, or if any order of any court shall be entered approving any petition filed by or against the Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent, which shall be the office in The City of New York of a leading bank, shall be appointed by Mexico by an instrument in writing filed with the successor Calculation Agent. Upon the effective date of the Calculation Agent’s resignation or removal, the Calculation Agent so removed or resigning shall cease to be Calculation Agent hereunder. Upon resignation or removal, the Calculation Agent shall be entitled to the payment by Mexico of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable and documented out-of-pocket expenses incurred in connection with the services rendered by it hereunder and to the payment of all other reasonable and documented amounts owed to it hereunder.

(c) Any successor Calculation Agent hereunder shall execute and deliver to its predecessor and Mexico an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named the Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(d) Any corporation into which the Calculation Agent may be merged or converted, any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any entity succeeding to all or substantially all the corporate trust assets or business of the Calculation Agent shall, to the extent permitted by applicable law and provided that it shall be a responsible financial firm or institution having an established place of business in The City of New York, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to Mexico.

6. Compensation. So long as any of the Floating Rate Notes remain outstanding, Mexico will pay to the Calculation Agent a fee to be mutually agreed upon in writing from time to time by Mexico and the Calculation Agent in respect of the Calculation Agent’s services to be rendered hereunder. Mexico shall reimburse the Calculation Agent for all reasonable and documented expenses, disbursements and advances incurred or made by it in connection with the services rendered by it under this Agreement (including legal fees and expenses) upon receipt of such invoices as Mexico shall reasonably require. For the avoidance of doubt, the fees earned and expenses previously incurred by DBTCA as Calculation Agent under this Agreement shall remain payable by Mexico in the event of the later (a) termination of this Agreement, or (b) the resignation or removal of the Calculation Agent.

7. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and subject to the conditions hereof, including the following, to all of which Mexico agrees:

(i) in acting under this Agreement and in connection with the Floating Rate Notes, the Calculation Agent is acting solely as agent of Mexico and does not assume (a) any other relationship of trust for or with Mexico, or (b) any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Floating Rate Notes;

(ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other paper, document, or communication from Mexico made or given under any provision of this Agreement shall be sufficient if signed by any person whom the Calculation Agent reasonably believes is a duly authorized official of Mexico, and the Calculation Agent may conclusively rely and shall be protected in acting or refraining from acting upon any such paper, document or communication believed by it to be genuine and to have been signed or presented by the proper party or parties;

(iii) neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to Mexico for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their fraud, gross negligence or willful misconduct;

(iv) the Calculation Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

(v) the Calculation Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(vi) neither the Calculation Agent nor Mexico shall be bound by any modification of this Agreement unless in writing and signed by the parties hereto;

(vii) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein, and no implied duties or obligations shall be read into this Agreement against it;

(viii) before the Calculation Agent acts or refrains from acting, it may consult with counsel satisfactory to it and shall not be liable for any action taken or omitted to be taken in good faith reliance upon the advice of such counsel;

(ix) the Calculation Agent, whether acting for itself or in any other capacity, its officers, directors, employees and shareholders may become the owner or pledgee of Floating Rate Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent;

(x) in no event shall the Calculation Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action;

(xi) the Calculation Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Calculation Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility);

(xii) in order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable Law”), the Calculation Agent is required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Calculation Agent. Accordingly, each of the parties agree to provide to the Calculation Agent, upon its request in writing from time to time such identifying information and documentation as may be available for such party in order to enable the Calculation Agent to comply with Applicable Law;

(xiii) the Calculation Agent makes no representations and has no responsibility for the validity, sufficiency, value or genuineness of any of the certificates or the Floating Rate Notes represented thereby; and

(xiv) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its bad faith, gross negligence or willful misconduct.

In the event of any conflict between the terms of this Agreement and the terms of the Indenture or the Floating Rate Notes with respect to the privileges, immunities or protections (including, without limitation, the right to be indemnified) of the Calculation Agent, the terms of this Agreement shall govern.

8. Indemnification. Mexico will indemnify the Calculation Agent for, and hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim (regardless of who asserts such claim) of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder except such as may result from the fraud, gross negligence or willful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by Mexico for or in respect of any actions taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it, or (ii) written instructions from Mexico. This section shall survive termination of this Agreement and the resignation or removal of the Calculation Agent.

9. Notices. Any notice required to be given hereunder shall be delivered in person, sent by letter, electronic mail in PDF, telecopy or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within two Business Days by letter, facsimile or telex), in the case of (a) Mexico, to Secretaría de Hacienda y Crédito Público, Insurgentes Sur 1971, Torre 3, Piso 7, Col. Guadalupe Inn, Delegación Alvaro Obregón, 01020 Mexico, D.F. (Attention: Alejandro Díaz de León Carrillo), (b) the Calculation Agent, to Deutsche Bank Trust Company Americas, as Calculation Agent, Trust and Agency Services, 60 Wall Street, 16th Floor, Mail Stop NYC60-1630, New York, New York 10005, USA, Attention: Corporates Team, United Mexican States, telecopy no.: (732) 578-4635 with a copy to: Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Trust and Agency Services, 100 Plaza One – 6th Floor, Mail Stop: JCY03-0699, Jersey City, NJ 07311-3901, USA Attn: Corporates Team, United Mexican States, telecopy no: (732) 578-4635, and (c) the Trustee, to Deutsche Bank Trust Company Americas, as Trustee, Trust and Agency Services, 60 Wall Street, 16th Floor, Mail Stop NYC60-1630, New York, New York 10005, USA, Attention: Corporates Team, United Mexican States, telecopy no.: (732) 578-4635, with a copy to: Deutsche Bank Trust Company Americas, c/o Deutsche Bank National Trust Company, Trust and Agency Services, 100 Plaza One – 6th Floor, Mail Stop: JCY03-0699, Jersey City, NJ 07311-3901, USA, Attn: Corporates Team, United Mexican States, telecopy no: (732) 578-4635 or, in any case, to any other address of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

10. Governing Law; Submission to Jurisdiction; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION BY MEXICO SHALL BE GOVERNED BY THE LAWS OF MEXICO.

The parties hereto irrevocably submit to the jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York, in respect of any action based on this Agreement and irrevocably waive any objection which they may have to the venue of any such court in respect of any such action. The parties hereto irrevocably waive and agree not to plead any immunity from the jurisdiction of any such court to which they might otherwise be entitled in any action based on this Agreement, except that under Article 4 of the Federal Code of Civil Procedure of Mexico attachment prior to judgment or attachment in aid of execution may not be ordered by Mexican courts against property of Mexico.

EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

11. Severability of Provisions. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12. Counterparts. This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement and signature pages for all purposes.

13. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns and no other person shall acquire or have any rights under or by virtue hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Calculation Agency Agreement as of the date first written above.

UNITED MEXICAN STATES

By	/S/ ALEJANDRO DÍAZ DE LEÓN CARRILLO
	Name:	Alejandro Díaz de León Carrillo
	Title:	Deputy Undersecretary of Public Credit of the Ministry of Finance and Public Credit

[Signature page to Calculation Agency Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Calculation Agent

By	DEUTSCHE BANK NATIONAL TRUST COMPANY

By	/S/ JACQUELINE BARTNICK
	Name:	Jacqueline Bartnick
	Title:	Director

By	/S/ ANNIE JAGHATSPANYAN
	Name:	Annie Jaghatspanyan
	Title:	Vice President

[Signature page to Calculation Agency Agreement]